Exhibit 3.1

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

CHUKONG HOLDINGS LIMITED

(adopted by a special resolution dated October 18, 2013; name change from Directouch Holdings Limited to Chukong Holdings Limited by a special resolution dated December 25, 2013)

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

CHUKONG HOLDINGS LIMITED

(adopted by a special resolution dated October 18, 2013; name change from Directouch Holdings Limited to Chukong Holdings Limited by a special resolution dated December 25, 2013)

1	The name of the Company is Chukong Holdings Limited.

2	The Registered Office of the Company shall be at the offices of Corporate Filing Services Ltd., P.O. Box 613, 3rd Floor Harbour Centre, George Town, Grand Cayman KY1-1107, Cayman Islands, or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2013 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5	The authorized share capital of the Company is US$1,000 divided into (i) 405,274,002 Ordinary Shares of a par value of US$0.000002 each, (ii) 94,725,998 Preferred Shares of a par value of US$0.000002 each, 17,857,150 of which are designated as Series A Preferred Shares, 31,959,597 of which are designated as Series B Preferred Shares, 28,735,413 of which are designated as Series C Preferred Shares and 16,173,838 of which are designated as Series D Preferred Shares.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

1

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

CHUKONG HOLDINGS LIMITED

(adopted by a special resolution dated October 18, 2013; name change from Directouch Holdings Limited to Chukong Holdings Limited by a special resolution dated December 25, 2013)

INTERPRETATION

1	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Additional Number”	has the meaning set forth in Article 7.7(d)(ii).

“Additional Ordinary Shares”	means all Ordinary Shares issued by the Company after the date hereof except for: (i) Employee Securities; (ii) securities issued upon conversion of the Preferred Shares or upon exercise of any warrants or options that are outstanding as of the Series A Closing Date; (iii) securities issued in connection with any share split, share dividend, recapitalization or other similar transaction of the Company; (iv) securities issued in a Qualified IPO; (v) securities issued pursuant to the Share Purchase Agreements and the Warrant; (vi) securities issued as a dividend or distribution on the Preferred Shares; and (vii) any securities issued or issuable pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or a series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, provided that such acquisition has been approved by the Board and/or the Members pursuant to the Shareholders Agreement and these Articles (the “Excepted Issuance”).

“Affiliate”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Applicable Conversion Price”	means the then-effective Series A Conversion Price, the then-effective Series B Conversion Price, the then-effective Series C Conversion Price, or the then-effective Series D Conversion Price, as the case may be.

“Articles”	means these articles of association of the Company as originally adopted or as from time to time altered by Special Resolution.

“Audit Committee”	has the meaning set forth in Article 7.4(c).

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	has the meaning set forth in Article 7.3(c).

“Company”	means the above named company.

“Compensation Committee”	has the meaning set forth in Article 7.4(c).

“Control”	means the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, or by effective control whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Conversion Shares”	means the Ordinary Shares upon conversion of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares or the Series D Preferred Shares, as the case may be.

“Deemed Liquidation Event”	has the meaning set forth in Article 7.2(b).

“Directors”	means the members of the board of directors for the time being of the Company.

“Drag-Along Sale”	has the meaning set forth in Article 7.6.

“Earn-Out ESOP”	has the meaning set forth in the Series D Purchase Agreement.

“Effective Conversion Price”	means, with respect to any Ordinary Share Equivalent at a given time, an amount equal to the quotient of (i) the sum of any consideration, if any, received by the Company with respect to the issuance of such Ordinary Share Equivalent and the lowest aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalent over (ii) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalent.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision).

“Employee Securities”	means any securities (including but not limited to options and shares) issued to employees, consultants, officers or directors of the Company and/or its Subsidiaries pursuant to any stock option, share purchase, share bonus or other equity incentive plans, agreements or arrangements of the Company, each as approved by the board of Directors, including at least one Series A Preferred Director, one Series B Preferred Director, one Series C Director and one Series D Preferred Director.

“First Participation Notice”	has the meaning set forth in Article 7.7(d)(i).

“Founders”	means the founders of the Group Companies. For the avoidance of doubt, the Founders shall include Mr. CHEN Haozhi, Mr. LIU Guanqun and Mr. MA Fei.

“Group Company”	means the Company and any Person (other than a natural Person) that is Controlled by the Company.

“Holders”	means the holders of Registrable Securities and their transferees who receive Registrable Securities pursuant to the terms and subject to the conditions of the Shareholders Agreement and these Articles. The “Registrable Securities” hereunder means (i) the Preferred Shares, (ii) the Conversion Shares and (iii) any Ordinary Shares of the Company issued as (or issuable upon the conversion, exchange or exercise of any Ordinary Share Equivalent issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii), excluding in all cases, however, any Registrable Securities sold by a Person in a transaction other than an assignment pursuant to Section 7.1 of the Shareholder Agreement.

“Investor”	means a Person that holds any Preferred Shares as at the date hereof, and its respective permitted assignees, transferees and successors.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company, as amended from time to time.

“New Securities”	has the meaning set forth in Article 7.7(c).

“Ordinary Director”	has the meaning set forth in Article 67.

“Ordinary Resolution”	means a resolution passed by a simple majority of the votes cast calculated in accordance with Article 54, other than a written resolution which shall be unanimous in accordance with the provisions of Article 45.

“Ordinary Share”	means an ordinary share of US$0.000002 par value per share in the capital of the Company having the rights attaching to it set out herein.

“Ordinary Share Equivalent”	means any share or security convertible into or exchangeable for Ordinary Shares or any option, warrant or right exercisable for Ordinary Shares.

“Original Issue Price”	means the Series A Original Issue Price with respect to Series A Preferred Shares, or Series B Original Issue Price with respect to Series B Preferred Shares, or Series C Original Issue Price with respect to Series C Preferred Shares, or Series D Original Issue Price with respect to Series D Preferred Shares, as the case may be.

“Participation Rights Holder”	has the meaning set forth in Article 7.7(a).

“Person”	means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“Preferred Directors”	means collectively, Series A Preferred Director, Series B Preferred Director, Series C Preferred Director and Series D Preferred Director.

“Preferred Shares”	means collectively, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares.

“Pro Rata Share”	has the meaning set forth in Article 7.7(b).

“Qualified IPO”	means a firm commitment underwritten registered public offering by the Company of its Ordinary Shares on an internationally recognized stock exchange in the United States or Hong Kong, or on any combination of such jurisdictions, or in any other jurisdiction acceptable to the shareholders who holds more than a majority in voting power of the then outstanding Preferred Shares, in any case reflecting a post-offering valuation of the Company at no less than US $700 million, unless otherwise approved by at least two-thirds (2/3) of the Directors.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Redemption Closing”	has the meaning set forth in Article 7.5(a).

“Redemption Notice”	has the meaning set forth in Article 7.5(a).

“Redemption Price”	has the meaning set forth in Article 7.5(a).

“Registered Office”	means the registered office for the time being of the Company.

“Right Participants”	has the meaning set forth in Article 7.7(d)(ii).

“Right of Participation”	has the meaning set forth in Article 7.7(a).

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Second Participation Notice”	has the meaning set forth in Article 7.7(d)(ii).

“Second Participation Period”	has the meaning set forth in Article 7.7(d)(ii).

“Series A Closing Date”	has the meaning set forth in the Series A Purchase Agreement.

“Series A Conversion Price”	means the price at which Ordinary Shares shall be deliverable upon conversion of each Series A Preferred Share, which shall initially be equal to the Series A Original Issue Price of each Series A Preferred Share. Such initial Conversion Price shall be adjusted as hereinafter provided.

“Series A Investor”	means a Person that holds any Series A Preferred Shares as at the date hereof, and its respective permitted assignees, transferees and successors.

“Series A Original Issue Price”	means US$0.084 per Share.

“Series A Preferred Director”	means any Director designated by the Series A Investor pursuant to Section 10.7 (a) of the Shareholders Agreement.

“Series A Preferred Shares”	means certain series A convertible, redeemable and participating preferred shares, par value US$0.000002 per share, in the capital of the Company having the rights attaching to it set out herein.

“Series A Purchase Agreement”	means the Series A Preferred Share Purchase Agreement dated April 13, 2011 among the Company and certain other parties named therein.

“Series B Conversion Price”	means the price at which Ordinary Shares shall be deliverable upon conversion of each Series B Preferred Share, which shall initially be equal to the Series B Original Issue Price of each Series B Preferred Share. Such initial Conversion Price shall be adjusted as hereinafter provided.

“Series B Investor”	means a Person that holds any Series B Preferred Shares as at the date hereof, and its respective permitted assignees, transferees and successors.

“Series B Lead Investor”	means Steamboat Ventures V, L.P.

“Series B Original Issue Price”	means US$0.44 per Share.

“Series B Preferred Director”	means any Director designated by the Series B Lead Investor pursuant to Section 10.7 (b) of the Shareholders Agreement.

“Series B Preferred Shares”	means certain series B convertible, redeemable and participating preferred shares, par value US$0.000002 per share, in the capital of the Company having the rights attaching to it set out herein.

“Series B Purchase Agreement”	means the Series B Preferred Share Purchase Agreement dated August 18, 2011 among the Company and certain other parties named therein.

“Series C Conversion Price”	means the price at which Ordinary Shares shall be deliverable upon conversion of each Series C Preferred Share, which shall initially be equal to the Series C Original Issue Price of each Series C Preferred Share. Such initial Conversion Price shall be adjusted as hereinafter provided.

“Series C Investor”	means a Person that holds any Series C Preferred Shares as at the date hereof, and its respective permitted assignees, transferees and successors.

“Series C Lead Investor”	means collectively GGV Capital IV L.P. and GGV Capital IV Entrepreneurs Fund L.P.

“Series C Original Issue Price”	means US$0.62640475 per Share.

“Series C Preferred Director”	means any Director designated by the Series C Lead Investor pursuant to Section 10.7 (c) of the Shareholders Agreement.

“Series C Preferred Shares”	means certain series C convertible, redeemable and participating preferred shares, par value US$0.000002 per share, in the capital of the Company having the rights attaching to it set out herein.

“Series C Purchase Agreement”	means the Series C Preferred Share Purchase Agreement dated August 28, 2012 among the Company and certain other parties named therein.

“Series D Closing Date”	means the date of Closing as contemplated under the Series D Purchase Agreement.

“Series D Conversion Price”	means the price at which Ordinary Shares shall be deliverable upon conversion of each Series D Preferred Share, which shall initially be equal to the Series D Original Issue Price of each Series D Preferred Share. Such initial Conversion Price shall be adjusted as hereinafter provided.

“Series D Investor”	means a Person that holds any Series D Preferred Shares as at the date hereof, and its respective permitted assignees, transferees and successors.

“Series D Lead Investor”	means Brightfish Investment Ltd.

“Series D Original Issue Price”	means US$$3.09141213 per Share.

“Series D Preferred Director”	means any Director designated by the Series D Lead Investor pursuant to Section 10.7 (d) of the Shareholders Agreement.

“Series D Preferred Shares”	means certain series D convertible, redeemable and participating preferred shares, par value US$0.000002 per share, in the capital of the Company having the rights attaching to it set out herein.

“Series D Purchase Agreement”	means the Series D Preferred Share Purchase Agreement dated September 13, 2013 among the Company and certain other parties named therein.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Share Purchase Agreements”	means collectively, the Series A Purchase Agreement, the Series B Purchase Agreement, the Series C Purchase Agreement and the Series D Purchase Agreement.

“Shareholders Agreement”	means the Third Amended and Restated Shareholders Agreement dated October 18, 2013 among the Company and certain other parties named therein, as amended and restated.

“Special Resolution”	shall have the same meaning as in the Statute, provided that the Preferred Shares shall enjoy a weighted voting right for certain matters required by the Statute to be passed by a special resolution, as set forth in Article 7.4.

“Statute”	means the Companies Law (2013 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to any Person, any other Person directly or indirectly Controlled by such Person. For the avoidance of doubt, the Company’s Subsidiaries shall include, without limitation, (i) Directouch Management Limited, a company organized under the laws of Hong Kong; (ii) Beijing Chukong Aipu Technology Co., Ltd. , a wholly foreign-owned enterprise established under the laws of the People’s Republic of China (the “PRC”); (iii) Beijing Chukong Technology Co., Ltd. ; (iv) Beijing Wan’ai Internet Technology Co., Ltd. ; (v) Chengdu Chukong Technology Co., Ltd. ; (vi) Xiamen Yaji Software Co., Ltd. ; and (vii) Beijing Tianshengchengye Information Technology Co., Ltd. , six limited liability companies established under the laws of the PRC.

“Transaction Documents”	means these Articles, the Share Purchase Agreements, the Shareholders Agreement, the Warrant dated April 13, 2011 issued by the Company to the Series A Investor and any other documents in relation to the transaction contemplated under the Share Purchase Agreements.

2	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	words importing Persons include corporations, partnerships, limited liability companies or other business organizations;

2.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6	any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.8	Section 8 of the Electronic Transactions Law shall not apply.

COMMENCEMENT OF BUSINESS

3	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

4	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of Articles 7 and 8 and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options or warrants over or otherwise dispose of Ordinary Shares and the Preferred Shares. The Preferred Shares may be allotted and issued from time to time in one or more series. The series of Preferred Shares shall be designated prior to their allotment and issue.

6	The Company shall not issue Shares to bearer.

PREFERRED SHARES

7	The rights, preferences, privileges and limitations of the Preferred Shares of the Company are as follows:

7.1	Dividends Rights.

(a)	Dividends Rights. Each holder of the Preferred Shares shall be entitled to receive, if and when declared by the board of Directors (including the affirmative votes of at least one (1) Series A Preferred Director, at least one (1) Series B Preferred Director, at least one (1) Series C Preferred Director and at least one (1) Series D Preferred Director), out of any funds legally available therefor, cumulative dividends on parity with each other, in preference to any dividend on the Ordinary Shares, at the compounded rate of six percent (6%) of the applicable Original Issue Price per annum per Preferred Share then held by such holder (proportionately adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions). No dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any other class or series of shares of the Company unless and until a dividend as described above is first paid in full on the Preferred Shares (on an as-if-converted basis).

(b)	Distribution. In the event the Directors shall declare a distribution (other than any distribution described in Article 7.2) payable in securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness or any combination of the foregoing, then, in each such case, the holders of the Preferred Shares (on parity with each other) shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Shares were the holders of the number of Ordinary Shares into which their Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution. In the event of any distribution pursuant to this Article 7.1(b), the amounts payable to the holders of the Preferred Shares shall be in preference to, and satisfied before, the amounts payable to the holders of Ordinary Shares.

7.2	Liquidation Rights.

(a)	Liquidation Preferences. Subject to the Statute, upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, any liquidation proceeds shall be distributed to the Members in the following order of priority:

1.	First, to each holder of the Series D Preferred Shares, prior and in preference to any distribution of any of such assets and funds of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or Ordinary Shares, an amount equal to the product of (A) 1.2 and (B) the applicable Original Issue Price of Series D Preferred Share (proportionately adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), plus all dividends declared but unpaid with respect thereto (proportionately adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) per Series D Preferred Share then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the amounts in full on all the Series D Preferred Shares, then such assets shall all be distributed ratably among the holders of the Series D Preferred Shares.

2.	Second, after the distribution described in Article 7.2(a)1 has been paid in full, each holder of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall be entitled to the remaining liquidation asset, on a pari passu basis, prior and in preference to any distribution of any of such assets and funds of the Company to the holders of Ordinary Shares, an amount equal to the product of (A) 1.5 and (B) the applicable Original Issue Price of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, as the case may be (proportionately adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), plus all dividends declared but unpaid with respect thereto (proportionately adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) per the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, as the case may be, then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the amounts in full on all the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, then such assets shall be distributed among the holders of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

3.	After distribution or payment in full of the amount distributable or payable on the Preferred Shares pursuant to Article 7.2(a)1 and 2 above, the remaining assets of the Company available for distribution to Members shall be distributed ratably among the holders of Ordinary Shares and the holders of Preferred Shares in proportion to the number of outstanding Ordinary Shares held by or issuable to them (on an as-if-converted basis).

(b)	Other Liquidation Events. The following events (in each case, a “Deemed Liquidation Event”) shall be treated as a liquidation under this Article 7.2 unless waived in writing by the holders of at least a simple majority of the outstanding Preferred Shares voting together as a single class:

1.	any consolidation, amalgamation, scheme of arrangement, merger of the Company with or into any other Person or other corporate reorganization or sale of shares in the Company or its Subsidiaries, in which the Members of the Company immediately prior to such consolidation, amalgamation, scheme of arrangement, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, but excluding any transaction effected solely for tax purposes or to change the Company’s domicile;

2.	a sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies (or any series of related transactions resulting in such sale, transfer, or lease of all or substantially all of the assets of the Group Companies);

3.	the exclusive licensing of all or substantially all of the Group Companies’ intellectual property to a third party;

4.	the Company, any Group Company or any Founder makes material misrepresentations or commits fraud under these Articles, the Shareholders Agreement, the Share Purchase Agreements or any other Transaction Documents;

5.	the Company, any Group Company or any Founder materially breaches its obligations or covenants under these Articles, the Shareholders Agreement, the Share Purchase Agreements (other than Section 5.26 of the Series D Purchase Agreements) or any other Transaction Documents and fails to cure such breach within thirty (30) days after a written notice by the holders of at least the majority of the outstanding Series A Preferred Shares or the holders of at least the majority of outstanding Series B Preferred Shares or the holders of at least the majority of outstanding Series C Preferred Shares or the holders of at least the majority of outstanding Series D Preferred Shares;

6.	the consolidated loss of the Company and other Group Companies exceeds US$49.92 million (equal to sixty percent (60%) of the total investment amount contemplated under the Series A Purchase Agreement, Series B Purchase Agreement, Series C Purchase Agreement and Series D Purchase Agreement) and the Founders fail to deliver a business plan acceptable to the holders of the outstanding Preferred Shares to make the Company and other Group Companies profitable, within thirty (30) days after a written notice by the holders of the outstanding Preferred Shares;

7.	the Company or any Group Company is unable or fails to convene a general meeting or board meeting for a period over twelve (12) months; or

8.	the Company fails to pay the Redemption Price for a period over twelve (12) months following the Redemption Closing pursuant to Article 7.5 hereunder,

and upon any such event, any proceeds resulting to the shareholders of the Company therefrom shall be distributed in accordance with the terms of this Article 7.2(a). For the avoidance of doubt, proceeds from a Deemed Liquidation Event resulting from a sale of shares in the Company, in which the Members of the Company immediately prior to such sale of shares own less than 50% of the Company’s voting power immediately after such sale, shall be distributed in the order of priority set forth in Article 7.2(a) hereunder.

(c)	In any of the events specified in paragraph (b) above, if the consideration received by the Company or its shareholders is other than cash, its value will be deemed its fair market value as determined (unless otherwise provided for herein) in good faith by the Directors (having the consent of at least one (1) Series A Preferred Director, one (1) Series B Preferred Director, one (1) Series C Preferred Director and one (1) Series D Preferred Director).

(d)	In the event that the Company shall propose at any time to consummate a transaction described in Article 7.2(b); then, in connection with each such event, the Company shall send to the holders of Preferred Shares at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the holders of at least a majority of the then outstanding Series A Preferred Shares, the holders of at least a majority of the then outstanding Series B Preferred Shares, the holders of at least a majority of the then outstanding Series C Preferred Shares and the holders of at least a majority of the then outstanding Series D Preferred Shares.

7.3	Conversion Rights

Subject to the Statute, the holders of the Preferred Shares shall have the following rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

(a)	Conversion Price. The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A Preferred Share shall be the quotient of the Series A Original Issue Price divided by the then effective Series A Conversion Price. The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series B Preferred Share shall be the quotient of the Series B Original Issue Price divided by the then effective Series B Conversion Price. The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series C Preferred Share shall be the quotient of the Series C Original Issue Price divided by the then effective Series C Conversion Price. The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series D Preferred Share shall be the quotient of the Series D Original Issue Price divided by the then effective Series D Conversion Price. Conversion Shares shall not be issued at less than par value.

(b)	Optional Conversion.

1.	Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time, without the payment of any additional consideration, into fully-paid and nonassessable Ordinary Shares based on the then effective applicable Conversion Price.

2.	The holder of any Preferred Shares who desires to convert such shares into Ordinary Shares pursuant to Article 7.3(b)1 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Directors shall hold a board meeting and arrange for the conversion of the Preferred Shares in any manner permitted by the Statute and thereafter shall promptly record such conversion on the Register of Members and issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled.

(c)	Automatic Conversion.

1.	Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Preferred Share shall automatically be converted, based on the then effective Applicable Conversion Price, without the payment of any additional consideration, into Ordinary Shares upon the earlier of (i) the closing of a Qualified IPO, or substantially equivalent, or (ii) the date upon which the Company obtains the vote or consent of the holders of at least two-thirds (2/3) of the then outstanding Preferred Shares voting together as a single class. Any conversion pursuant to this Article 7.3(c) shall be referred to as an “Automatic Conversion”.

2.	The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the Automatic Conversion of any Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for the Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. Any Person entitled to receive Ordinary Shares issuable upon the Automatic Conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such Person’s name has been entered in the Register of Members.

(d)	Conversion Mechanism. The conversion hereunder of any Preferred Share shall be effected in the following manner:

1.	Any conversion of Preferred Shares made pursuant to these Articles shall be effected by the redemption of the relevant number of Preferred Shares (or through any other mechanism permitted under applicable law) and the issuance of appropriate number of Ordinary Shares. Any Preferred Share, upon conversion, repurchase or redemption, will be cancelled and retired and will not be reissued thereafter or form part of the Company’s unissued share capital.

2.	No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares, provided that all Ordinary Shares (including fractions thereof) issuable upon conversion of more than one (1) Preferred Share held by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the board of Directors either (i) pay cash equal to such fraction multiplied by the Applicable Conversion Price, or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

3.	Upon conversion, all accrued or declared and unpaid share dividends on the Preferred Shares shall be paid in shares and all declared or accrued and unpaid cash dividends on the Preferred Shares shall be paid either in cash or by the issuance of further Ordinary Shares, at the option of the holders of the Preferred Shares.

(e)	Adjustment of Applicable Conversion Price. The initial conversion price shall be the applicable Original Issue Price. The Applicable Conversion Price shall be adjusted from time to time as provided below:

1.	Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, each of the Applicable Conversion Prices in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, each of the Applicable Conversion Prices in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

2.	Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, each of the Applicable Conversion Prices then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

3.	Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

4.	Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in paragraph (b) of Article 7.2), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

5.	Issuance of Additional Ordinary Shares or Ordinary Share Equivalents below the Applicable Conversion Price.

(a)	If at any time, or from time to time, the Company shall issue or sell Additional Ordinary Shares or Ordinary Share Equivalents for a consideration per Ordinary Share less than the Applicable Conversion Price, then, the relevant Applicable Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to the price equal to the price per Ordinary Share of such Additional Ordinary Shares or Ordinary Share Equivalents.

(b)	For the purpose of making any adjustment in the relevant Applicable Conversion Price or number of Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(i)	To the extent it consists of cash, the consideration received by the Company for any issue or sale of Additional Ordinary Shares shall be computed at the aggregate amount of cash received by the Company;

(ii)	To the extent it consists of property other than cash, consideration received by the Company for any issue or sale of Additional Ordinary Shares shall be computed at the fair market value thereof (as determined in good faith by a majority of the board of Directors including at least one Series A Preferred Director, at least one Series B Preferred Director, at least one Series C Preferred Director and at least one Series D Preferred Director), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(iii)	If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the board of Directors including at least one Series A Preferred Director, at least one Series B Preferred Director, at least one Series C Preferred Director and at least one Series D Preferred Director) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(c)	For the purpose of making any adjustment in any Applicable Conversion Price provided in this Article 7.3(e)5, if at any time, or from time to time, the Company issues any Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares and the Effective Conversion Price of such Ordinary Share Equivalents is less than the Applicable Conversion Price in effect immediately prior to such issuance, then, for purposes of calculating any adjustment with respect to such Applicable Conversion Price, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Conversion Price.

(i)	In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalent where the resulting Effective Conversion Price is less than the Applicable Conversion Price at such date, including, but not limited to, a change resulting from the anti-dilution provisions thereof, such Applicable Conversion Price, shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Conversion Price applied.

(ii)	If any right to exercise, convert or exchange any Ordinary Share Equivalents shall expire without having been fully exercised, each of the Applicable Conversion Prices as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Applicable Conversion Price which would have been in effect had such adjustment been made on the basis that (A) the only Additional Ordinary Shares to be issued on such Ordinary Share Equivalents were such Additional Ordinary Shares, if any, as were actually issued or sold in the exercise, conversion or exchange of any part of such Ordinary Share Equivalents prior to the expiration thereof and (B) such Additional Ordinary Shares, if any, were issued or sold for (x) the consideration actually received by the Company upon such exercise, conversion or exchange, plus (y) (1) where the Ordinary Share Equivalents consist of options, warrants or rights to purchase Ordinary Shares, the consideration, if any, actually received by the Company for the grant of such Ordinary Share Equivalents, whether or not exercised, or (2) where the Ordinary Share Equivalents consist of shares or securities convertible or exchangeable for Ordinary Shares, the consideration received for the issue or sale of Ordinary Share Equivalents actually converted.

(iii)	For any Ordinary Share Equivalent with respect to which the Applicable Conversion Price has been adjusted under this Article 7.3(e)5(c), no further adjustment of such Applicable Conversion Price shall be made solely as a result of the actual issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.

6.	Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 7.3 are not strictly applicable, but the failure to make any adjustment to the Applicable Conversion Price would not fairly protect the conversion rights of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 7.3, necessary to preserve, without dilution, the conversion rights of the Preferred Shares.

7.	Certificate of Adjustment. In the case of any adjustment or readjustment of the Applicable Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of the Preferred Shares after such adjustment or readjustment.

8.	Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Applicable Conversion Price or the number or character of the Preferred Shares as set forth herein, the Company shall give notice to the holders of the Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

9.	Sufficient Shares Issuable Upon Conversion. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Members undertake to take all corporate action as may be necessary to increase the Company’s authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

10.	Notices. Except as provided otherwise, any notice required or permitted pursuant to this Article 7.3 shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by electronic mail, service shall be deemed to be effected by transmitting the electronic mail to the electronic mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent and it shall not be necessary for the receipt of the electronic mail to be acknowledged by the recipient.

11.	Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue and allotment of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Preferred Share so converted were registered.

7.4	Voting Rights.

(a)	General Rights. Subject to any class-specific provisions of these Articles, at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (b) the holder of each Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded down to the nearest whole number (with one-half being rounded upward).

(b)	Subject to provisions to the contrary elsewhere in these Articles, including the limitation set forth in Article 7.4(b), or as required by the Statute, the holders of Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Members, and shall be entitled to the notice of any shareholders’ meeting in accordance with these Articles.

(i) Approval by Holders of Preferred Shares and the Preferred Directors.

For so long as any Preferred Shares remains outstanding, in addition to such other limitations as may be provided herein, without the prior written approval of the holder(s) of more than fifty percent (50%) of the Preferred Shares (or their respective Conversion Shares, if applicable), voting together as a separate, single class, the Group Companies or any Person Controlled by the Group Companies shall not, whether in a single transaction or a series of related transactions:

(1)	amend any of the organizational documents of the Company and any other Group Company;

(2)	create, authorize, recapitalize or issue (by reclassification or otherwise) any equity security or debentures of any Group Company, including any other security convertible into or exchangeable for any equity security, including any additional Preferred Shares and Ordinary Shares (other than the shares issued pursuant to the Warrant (as defined in the Series D Purchase Agreement) and the option plan approved by the board of Directors with the consent of the Series A Preferred Director, the Series B Preferred Director, the Series C Preferred Director and the Series D Preferred Director) except for the Conversion Shares;

(3)	alter, reorganize or otherwise recapitalize the equity of any Group Company, including, without limitation, any increase, reduction or cancellation of the equity of any Group Company or any consolidation, subdivision or conversion of, or any alteration of the rights in respect of, any equity of any Group Company;

(4)	effect any sale, liquidation, winding up, or merger of any Group Company, or transfer of all or substantially all of its assets, or any other transaction in which Control of any Group Company is transferred;

(5)	repurchase or redeem any capital stock of any Group Company, other than repurchase from a Founder or an employee upon termination of employment at the Founder’s or the employee’s original purchase price, or pursuant to the Redemption Rights as set forth in the Article 7.5 hereof;

(6)	change the size of the board of Directors;

(7)	declare or pay any dividend or other distribution on any shares of any Group Company;

(8)	approve or amend any stock option plan or other employee incentive plan or increase the number of shares reserved for issuance to employees, directors or contractors;

(9)	change the principal business of the Group Companies, acquire or enter a new line of business or exit the current line of business (representing investment or expenditure of more than US$ 1,000,000 in a single or a series of related transactions);

(10)	appoint or remove the auditors of any Group Company or make any material change in the accounting or financial policies of the Group Companies;

(11)	appoint or remove directors of Group Companies (other than the Company); and

(12)	approve the annual budget and business plans and any material deviations therefrom.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (1) through (12) requires the approval of the shareholders of the Company in accordance with the applicable laws including through the passing of a Special Resolution of the Company, and the required approval from holders of the Preferred Shares or Conversion Shares under this Article 7.4(b) has not yet been obtained and a general meeting is convened, each holder of a Preferred Share or a Conversion Share who votes against the resolution shall be deemed to have one hundred times the number of votes per share as those holders who vote in favor of such resolution.

(ii)	Approval by the Preferred Directors.

Notwithstanding the foregoing, in addition to such other limitations as may be provided herein, without the affirmative vote of all members of the board of Directors which includes the approval of the Preferred Directors, none of the Group Companies or any Person Controlled by the Group Companies shall, and whether in a single transaction or a series of related transactions.

(1)	raise debt (including leasing) or create encumbrance and guarantee, together with any other then outstanding debt owed by the Group Companies, individually or in the aggregate, in excess of US$500,000 for one fiscal year;

(2)	acquire a business or enter into a joint venture, individually or in the aggregate, in excess of US$100,000 for one fiscal year;

(3)	incur any items of expenditure outside the duly approved annual budget in excess of US$150,000 per month, individually or in the aggregate;

(4)	provide any increase in compensation of any employee of any Group Company with monthly salary of at least RMB40,000 by more than fifteen percent (15%) in a twelve (12) month period;

(5)	appoint or remove any of the following the positions of any Group Company: chairman, chief executive officer, chief financial officer, chief technology officer, president, managing director, financial controller, any other vice president level or above position, controller, or human resource director;

(6)	enter into any transaction with any connected party or Affiliate of any Group Company, or amend any existing agreement with such person.

(7)	dispose of any assets of more than US$500,000 by any Group Company in a single or a series of related transactions;

(8)	issue any Ordinary Shares or securities that can be converted or exchanged into Ordinary Shares or other rights to acquire Ordinary Shares, directly or indirectly to any employee, either through equity compensation plans or otherwise; and

(9)	determine the mechanism with regard to the key performance indicators of the Earn-out ESOP and whether Chen Haozhi and Liu Guanqun have met the requirement of such key performance indicators.

(c)	Committees of the board of Directors.

(1)	Finance Committee. The board of Director shall establish a finance committee. The finance committee shall comprise of five (5) members and shall be vested with oversight functions for financial and accounting matters of the Company, including without limitation the preparation of all budgets, preparation of internal auditing systems, internal auditing, preparation and approval of employee compensations, administration of the employee share option plan. Two (2) members of the finance committee shall be the Ordinary Directors. For so long as any Series A Preferred Shares, any Series B Preferred Shares and any Series D Preferred Shares (or the corresponding Conversion Shares, if applicable) remains outstanding, the other three members shall be the Series A Preferred Director, the Series B Preferred Director and the Series D Preferred Director. The Series D Preferred Director shall be the chairperson of the finance committee. The finance committee shall hold no less than one (1) meeting during each calendar quarter.

(2)	Compensation Committee and Audit Committee. The board of Directors shall establish (i) a compensation committee (the “Compensation Committee”) to manage the compensation affairs of the Company, including implementing salary and equity guidelines for the Company, approving compensation packages, severance agreements and employment agreements for all senior managers as well as administering the Company’s employee equity incentive plans; and (ii) an audit committee (the “Audit Committee”) to select the Company’s Auditor and to approve the scope of the Company’s annual audit. Both the Compensation Committee and the Audit Committee shall consist of at least five (5) members, including two Ordinary Directors, the Series A Preferred Director, the Series B Preferred Director and the Series D Preferred Director. All acts of the Compensation Committee and the Audit Committee shall require the approval of a majority of members of the committees, which shall include the Series A Preferred Director, the Series B Preferred Director and the Series D Preferred Director.

(d)	Boards’ Approval. The Company will provide for the Board’s approval the draft annual business plans, the draft annual budgets and the draft projected financial statements of the Company at least thirty (30) days before the relevant year end.

(e)	Governance of Subsidiaries. All directors of each Subsidiary of the Company shall be appointed and removed only by the Company pursuant to action of the board of Directors of the Company (including the approval of the Preferred Directors). All corporate actions of each Subsidiary of the Company shall be pursuant to action by the board of Directors of the Company. The Company shall take all corporate actions necessary to make the composition of the boards of directors of Directouch Management Limited and Beijing Chukong Aipu Technology Co., Ltd. identical to the board of Directors.

7.5	Redemption Rights.

The Preferred Shares shall be redeemable in accordance with the following:

(a)	Optional Redemption.

Subject to the Statute, in the event of either (i) occurrence of material breach of these Articles, the Shareholders Agreement, the Share Purchase Agreements (other than Section 5.26 of Series D Purchase Agreement) or any other Transaction Documents by the Company, any Group Company or the Founders which cannot be cured within sixty (60) days after receipt of the Redemption Notice (as defined below), or (ii) under any circumstances, at any time after the third (3rd)anniversary of the Series D Closing Date and if no Qualified IPO has been consummated then, upon written request to the Company made by the holders of the two-thirds (2/3) of then outstanding Series A Preferred Shares, by the holders of the two-thirds (2/3) of then outstanding Series B Preferred Shares, by the holders of the two-thirds (2/3) of then outstanding Series C Preferred Shares and by the holders of the two-thirds (2/3) of then outstanding Series D Preferred Shares, such holders may request that the Company redeem and the Company shall redeem all or a portion of the then outstanding Series A Preferred Shares, the Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, on a pari passu basis, in accordance with this Article 7.5.

Following receipt of the request for redemption from such holders, the Company may within fourteen (14) days give written notice (the “Redemption Notice”) to each holder of record of a Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of Preferred Shares have elected redemption of all or a portion of the Preferred Shares pursuant to the provisions of this Article 7.5(a), shall specify the redemption date, and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled redemption date. The redemption price for each Preferred Share redeemed pursuant to this Article 7.5(a) shall be the higher of (1) in case of the Preferred Shares (other than Series D Preferred Shares), the applicable Original Issue Price of such Preferred Share (being the Series A Original Issue Price or Series B Original Issue Price or Series C Original Issue Price, as the case may be), plus 15% compounded annual return, plus all dividends declared but unpaid with respect to such shares (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), or in the case of Series D Preferred Shares, the Series D Original Issue Price plus 12% compounded annual return, plus all dividends declared but unpaid with respect to such shares (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions); or (ii) the fair market value of the Preferred Shares as determined by an independent appraiser mutually agreeable to the Company and the majority of the holders of then outstanding Preferred Shares (the “Redemption Price”), proportionately adjusted for share splits, share dividends, combinations and the like. The closing (the “Redemption Closing”) of the redemption of the Preferred Shares pursuant to this Article 7.5 will take place within thirty (30) days of the date of the Redemption Notice at the offices of the Company, or such earlier date or other place as the holders of a majority of the Preferred Shares and the Company may jointly agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each Preferred Share by paying in cash therefor the Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. Upon completion of the redemption and the payment of the applicable redemption price by the Company to each of the holders of Preferred Shares, all rights of the holder of such Preferred Share (except the right to receive the Redemption Price) will cease with respect to such Preferred Share, and such Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(b)	Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 7.5 is due are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due. Without limiting any rights of the holders of the Preferred Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares. If the Company does not have sufficient cash to legally redeem all of the Preferred Shares, any holder of the Series A Preferred Shares, Series B Preferred Shares or the Series C Preferred Shares shall be entitled to request the Company, and the Company upon receipt of such request shall immediately, issue to such holder a one (1) year promissory note with the principal amount of the unpaid redemption payment and the interest of 15% per year and to cancel that holder’s Series A Preferred Shares, Series B Preferred Shares or the Series C Preferred Shares, as the case may be. In the case of Series D Preferred Shares, any holder of the Series D Preferred Shares shall be entitled to request the Company, and the Company upon receipt of such request shall immediately, issue to such holder a one (1) year promissory note with the principal amount of the unpaid redemption payment and the interest of 12% per year and to cancel that holder’s Series D Preferred Shares. So long as the Company does not repay in full the principal amount and any interests accrued thereon, the holders of such note and any holder of the Preferred Shares who does convert its shares into the promissory note shall have the right to appoint a ninth Director of the Company unless and until the foregoing amount is fully repaid.

7.6	Drag-Along Rights

(a)	Drag-Along Sale. Subject to the Statute, if, at any time prior to an Qualified IPO and starting from the third (3rd) anniversary of the Series D Closing Date, the holder(s) of at least a majority of the outstanding Series D Preferred Shares voting as a class and holder(s) of at least a majority of the Preferred Shares (other than the Series D Preferred Shares) voting as a class, approve (i) a merger, consolidation or other business combination of the Group Companies with or into any other business entity in which the shareholders of the Group Companies immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity, or (ii) the sale, lease, transfer or other disposition of all or substantially all of any Group Company’s assets, to a third party not affiliated with the Holders, (a “Drag-Along Sale”), then the Ordinary Holders (as defined in the Shareholders Agreement) and the Investors and their respective assignees shall agree to, and shall vote in favor of, such Drag-Along Sale and shall transfer their shares or ownership interest in the Group Company or Group Companies involved in such Drag-Along Sale as required to effect the Drag-Along Sale. The Ordinary Holders shall also procure all other shareholders of the relevant Group Companies to vote in favor of such Drag-Along Sale and to transfer their shares or ownership interest in the Group Company or Group Companies involved in such Drag-Along Sale as required to effect the Drag-Along Sale.

(b)	Drag-Along Conditions. Any such sale or disposition by the Ordinary Holders shall be on the same terms and conditions, including, without limitation, as to the form of consideration, as those applicable to the proposed Drag-Along Sale by the Holders; provided, however, that the distribution of the proceeds of the Drag-Along Sale shall be made among the selling shareholders of the Company in accordance with Article 7.2 hereof (with such Drag-Along Sale being treated as a Deemed Liquidation Event under Article 7.2 hereof). The Ordinary Holders shall be required to make customary representations and warranties in connection with the Drag-Along Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the shares proposed to be transferred or sold by such persons or entities and shall, without limitation as to time, indemnify and hold harmless to the full extent permitted by law, the Holders and the third party purchasers against all obligations, cost, damages, expenses, losses, judgments, assessments, or other liabilities including, without limitation, any special, indirect, consequential or punitive damages, any court costs, costs of preparation, attorney’s fees or expenses, or any accountant’s or expert witness’ fees arising out of, in connection with or related to any breach or alleged breach of any representation or warranty made by, or agreements, understandings or covenants of the Ordinary Holders as the case may be, under the terms of the agreements relating to such Drag-Along Sale.

(c)	Drag-Along Notice. Prior to making any Drag-Along Sale in which the Holders wish to exercise their rights under this Article 7.6, the Holders shall provide the Company, other Holders and the Ordinary Holders with a written notice (the “Drag-Along Notice”). The Drag-Along Notice shall set forth: (i) the name and address of the third party purchasers; (ii) the proposed amount and form of consideration to be paid per share, and the terms and conditions of payment offered by each of the third party purchasers; (iii) the estimated date of the closing of the Drag-Along Sale; (iv) the number of shares held of record by the Holders on the date of the Drag-Along Notice; (v) the number of shares to be transferred, sold or otherwise disposed of by the Holders; and (vi) the number of shares of the Ordinary Holders to be included in the Drag-Along Sale.

(d)	Closing Delivery. Upon or prior to the date of the closing of the Drag-Along Sale, the Ordinary Holders shall each deliver or cause to be delivered a certificate or certificates evidencing its shares to be included in the Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Drag-Along Notice.

(e)	Failure to Deliver Share Certificate. If the Ordinary Holders receive the purchase price for their shares or such purchase price is made available to them as part of a Drag-Along Sale and, in either case they fail to deliver certificates evidencing their shares as described in this Article 7.6, they shall for all purposes be deemed no longer to be a shareholder of the Company (with the record books of the Company updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a shareholder of the Company and, in the event of liquidation of the Company, their rights with respect to any consideration they would have received if they had complied with this Article 7.6, if any, shall be subordinate to the rights of any equity holder. In addition, upon demand by the Holders, and in addition to any other rights or remedies of the Holders granted herein or otherwise, the Company shall stop any subsequent transfer of any such shares held by the Ordinary Holders.

(f)	Grant of Proxy. Upon the failure of any of the Ordinary Holders to vote their shares, as applicable, to implement the provisions of and to achieve the purposes of this Article 7.6, such Ordinary Holder hereby grants to a person designated by the Company a proxy coupled with an interest in all shares owned by such Ordinary Holder, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Article 7.6 is amended to remove such grant of proxy in accordance with Section 7.2 of the Shareholders Agreement, to vote all such shares to implement the provisions of and to achieve the purposes of this Article 7.6.

7.7	Participation

(a)	General. The Investor holding at least 1,000,000 Preferred Shares or Conversion Shares, as adjusted for share splits, subdivisons, combinations and the like (each a “Participation Rights Holder”) shall have the right to purchase such Participation Rights Holder’s Pro Rata Share (as defined below) subject to the terms of Article 7.7(d), of all (or any part) of New Securities that the Company may from time to time issue after the date of the Shareholders Agreement (the “Right of Participation”).

(b)	Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis, and, for the avoidance of any doubt, all shares underlying any warrant issued by the Company to any Investor shall be calculated, no matter whether the Investor has exercised such warrant or not) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis and, for the avoidance of any doubt, all shares underlying any warrant issued by the Company to any Investor shall be calculated, no matter whether the Investor has exercised such warrant or not) issued, or issuable upon conversion of the Preferred Shares, immediately prior to the issuance of New Securities giving rise to the Right of Participation.

(c)	New Securities. “New Securities” shall mean any Preferred Shares, any other shares of the Company designated as “Preferred Shares”, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include any Excepted Issuance.

(d)	Procedure.

(i) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have twenty (20) Business Days from the date of receipt of any such First Participation Notice to (1) agree in writing to purchase up to its Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share) and (2) provide written evidence of funds (i.e. bank confirmation letter) in the amount of the purchase price of the New Securities elected to be purchased. If any Participation Rights Holder fails to satisfy both Articles 7.7(d)(i)(1) and 7.7(d)(i)(2) in writing within such twenty (20) Business Day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase. Notwithstanding the foregoing, the Series B Lead Investor shall have the right, but not the obligation, to purchase an additional number of New Securities above and beyond the number of its Pro Rata Share up to an portion that the total equity interest held by the Series B Lead Investor shall represent fifteen percent (15%) of the shares of the Company on fully-diluted and as-converted basis immediately after the closing of such issuance of New Securities. If the Series B Lead Investor elects to exercise such right to purchase additional New Securities, then the maximum number of shares that each other Participating Rights Holders is entitled to purchase under this Article 7.7(d)(i) shall be reduced accordingly.

(ii) Second Participation Notice; Oversubscription. If any Participating Rights Holder fails or declines to exercise its Right of Participation in accordance with Article 7.7(d)(i) above and there remains any New Securities available for subscription, the Company shall promptly give notice (the “Second Participation Notice”) to the other Participating Rights Holders who exercised their Right of Participation (the “Right Participants”) in accordance with Article 7.7(d)(i) above. Each Right Participant shall have ten (10) days from the date of the Second Participation Notice (the “Second Participation Period”) to (i) notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”) and (ii) provide written evidence of funds (i.e. bank confirmation letter) in the amount of the purchase price of the Additional Number elected to be purchased. Such notice may be made by telephone if confirmed in writing within in two (2) days, however the evidence of funds must be submitted in written form. Failure to satisfy the conditions in this Article 7.7(d)(ii) within the Second Participation Period will forfeit any right of the Right Participant to purchase the Additional Number. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (1) the number of the remaining New Securities available for subscription by (2) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Article 7.7(d) and the Company shall so notify the Right Participants within fifteen (15) Business Days following the date of the Second Participation Notice.

(e)	Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within twenty (20) Business Days following the issuance of the First Participation Notice, the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Article 7.7.

(f)	Termination. The Right of Participation for each Participation Rights Holder shall terminate on the consummation of the Qualified IPO, or a Deemed Liquidation Event.

ORDINARY SHARES

8	Certain rights, preferences, privileges and limitations of the Ordinary Shares of the Company are as follows:

8.1	Dividend Provision. Subject to the preferential rights of holders of all series of Shares in the Company at the time outstanding having preferential rights as to dividends, the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors.

8.2	Liquidation. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Article 7.2.

8.3	Voting Rights. The holder of each Ordinary Share shall have the right to one vote, and shall be entitled to notice of any shareholders’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

REGISTER OF MEMBERS

9	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required by Article 42 or the books of the Company, or to vote in person or by proxy at any meeting of Members.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

10	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period that shall not in any case exceed forty (40) days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) days immediately preceding the meeting and the record date for such determination shall be the date of the closure of the register of Members.

11	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

12	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article 12, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13	Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16	The Shares of the Company are subject to transfer restrictions as set forth in the Shareholders Agreement by and among the Company and certain of its Members. The Company will only register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are not made in accordance with such agreements. The Directors shall register a transfer of shares if the transfer or assignment complies with the terms of the Shareholders Agreement and these Articles. If the Directors refuse to register a transfer they shall notify the transferee within two (2) months of such refusal. For the avoidance of doubt, the Preferred Shares and the rights of the holders of Preferred Shares shall be freely transferable and assignable and shall not be subject to any rights of first refusal, co-sale or other restrictions or encumbrances on transfer.

17	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members. The registration of transfers may be suspended at such time and for such periods as a majority of the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty five (45) days in any year.

REDEMPTION AND REPURCHASE OF SHARES

18	Subject to the provisions of the Statute and Articles 7 and 8, the Preferred Shares are to be redeemed in the manner and circumstances set forth in these Articles.

19	Subject to the provisions of the Statute and Articles 7 and 8, the Company may repurchase its own Ordinary Shares registered in the name of a Person who is or was a Director, officer, employee or consultant of the Company and who has acquired such Ordinary Shares pursuant to a purchase agreement entered into by the Company with such Person that allows for the repurchase thereof, such repurchase to be effected to the extent, in the manner and at the time or times, provided for in such agreement or by the Directors.

20	Subject to the provisions of the Statute and Articles 7 and 8 (and without prejudice to the authority contained in Article 19), the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.

21	Subject to the provisions of the Statute and Articles 7 and 8, the Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

22	Subject to Articles 7 and 8, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a two-thirds majority of the issued Shares of that class and the holders of a two-thirds majority of the issued Shares of any other class that the Directors, in their absolute discretion (such determination to be conclusive) determine, may be affected by such variation.

23	Subject to Articles 7 and 8, the rights conferred upon the holders of the Shares shall not, unless otherwise expressly provided by the terms of issue of the Shares, be deemed to be varied by the creation or issue of further Shares ranking senior thereto or pari passu therewith and the provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of shares except the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

COMMISSION ON SALE OF SHARES

24	The Company may, in so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

25	The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

26	If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

27	Subject to the terms of the Shareholders Agreement, any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of such Share or to have some Person nominated by him or her as the transferee. If he or she elects to become the holder, he or she shall give notice to the Company to that effect but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy, as the case may be.

28	If the Person so becoming entitled shall elect to be registered as holder such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

29	Subject to these Articles, including Article 7.4, the Company may by Ordinary Resolution:

29.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

29.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

29.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

29.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

29.5	perform any action not required to be performed by Special Resolution.

30	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to these Articles, including Article 7.4, the Company may by Special Resolution:

30.1	change its name;

30.2	alter or add to these Articles;

30.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

30.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

31	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

32	All general meetings other than annual general meetings shall be called extraordinary general meetings.

33	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the first Wednesday in April of each year at ten o’clock in the morning. At these meetings, the report of the Directors (if any) shall be presented.

34	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

35	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

36	A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than a majority of the aggregate voting power of all of the Shares (whether Preferred or Ordinary) of the Company entitled to attend and vote at general meetings of the Company.

37	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

38	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

39	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

40	At least three (3) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat, and (ii) by the Members (or their proxies) holding a majority of the aggregate voting power of all the Preferred Shares (on an as if converted basis) of the Company entitled to attend and vote thereat. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat, and (ii) by the Members (or their proxies) holding a majority of the aggregate voting power of all the Preferred Shares (on an as if converted basis) of the Company entitled to attend and vote thereat.

41	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any Person entitled to receive notice shall not invalidate the proceedings of that meeting.

42	The Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

43	No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. The holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting and the holders of a majority of the aggregate voting power of all the Preferred Shares (on an as if converted basis) entitled to notice of and to attend and vote at such general meeting, together, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Notwithstanding the foregoing, if within thirty (30) minutes (or such longer time as the chairman of the meeting may determine) from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the sixth (6th) business day after the first meeting at the same time and place, and if at the adjourned meeting a quorum is not present within thirty (30) minutes (or such longer time as the chairman of the meeting may determine) from the time appointed for the meeting, the meeting shall stand adjourned a second time to the sixth (6th) business day after the first adjourned meeting at the same time and place and if, at the second adjourned meeting there are present, within thirty (30) minutes (or such longer time as the chairman of the meeting may determine) from the time appointed for the meeting in person or by proxy not less than one or more Members holding fifty percent (50%) or more of the votes of the Ordinary Shares (on an as converted basis), then those present shall constitute a quorum but otherwise the meeting shall be dissolved.

44	A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

45	A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if such resolution is signed by all the Members.

46	A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares (whether Preferred or Ordinary) of the Company represented at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member entitled to vote thereat.

47	The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their members, or shall designate a Member who is an individual, to be chairman of the meeting.

48	With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

49	A resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result of the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least a majority of the aggregate voting power of all of the Shares (whether Preferred or Ordinary) of the Company entitled to attend and vote at the meeting demand a poll.

50	Unless a poll is duly demanded, a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority and an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

51	The demand for a poll may be withdrawn.

52	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

53	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

54	Except as otherwise required by law or these Articles, including, without limitation, Article 7.4, the Ordinary Shares and the Preferred Shares shall vote together as a single class on all matters submitted to a vote of Members. Each Ordinary Share issued and outstanding shall have one vote and each Preferred Share issued and outstanding shall have the number of votes equal to the number of Ordinary Shares into which such Preferred Shares are convertible pursuant to Article 7.3.

55	In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

56	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his or her committee, receiver, curator bonis or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other Person may vote by proxy.

57	No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

58	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

59	On a poll or on a show of hands, votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy, the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

60	A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

61	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

62	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting. The chairman may in any event, at his or her discretion, direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

63	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

64	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

65	Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

66	Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

67	The number of Persons comprising the board of Directors shall be eight (8), subject to the provisions of Article 7.5(b). As long as the Investors hold any Series A Preferred Shares (or the Conversion Shares upon conversion of the Series A Preferred Shares), Series B Preferred Shares (or the Conversion Shares upon conversion of the Series B Preferred Shares), Series C Preferred Shares (or the Conversion Shares upon conversion of the Series C Preferred Shares) and Series D Preferred Shares (or the Conversion Shares upon conversion of the Series D Preferred Shares) of the Company: (i) the Series A Investor shall be exclusively entitled to appoint one (1) director (the “Series A Preferred Director”) to serve on the board of Directors of the Company; (ii) the Series B Lead Investor shall be exclusively entitled to appoint one (1) director (the “Series B Preferred Director”) to serve on the board of Directors of the Company; (iii) the Series C Lead Investor shall be exclusively entitled to appoint one (1) director (the “Series C Preferred Director”) to serve on the board of Directors of the Company, (iv) the Series D Lead Investor shall be exclusively entitled to appoint one (1) director (the “Series D Preferred Director”) to serve on the board of Directors of the Company, and (v) the holders of the Ordinary Shares shall be exclusively entitled to appoint four (4) Directors (the “Ordinary Directors”) to serve on the board of Directors of the Company. One of the Ordinary Director shall be the Chief Executive Officer then holding office who shall have a second or casting vote in case of an equality of votes. Without limiting the generality of the foregoing, so long as Chen Haozhi is an Ordinary Director, and there are only two (2) Ordinary Directors appointed to the board of Directors, Chen Haozhi shall have three votes in respect of any resolution proposed at a board meeting and each other director shall have one vote. When three (3) Ordinary Directors are appointed to the board of Directors, Chen Haozhi shall have two votes in respect of any resolution proposed at a board meeting and each other director shall have one vote. When four (4) Ordinary Directors are appointed to the board of Directors, each director shall have one vote in respect of any resolution proposed at a board meeting.

For so long as Sequoia Capital 2010 CV Holdco, Ltd. holds any Series B Preferred Share, it shall have the right to designate one (1) representative to attend all meetings of the boards of Directors and all committees thereof as a non-voting observer. Such observer shall be entitled to receive, at the same time and in the same manner as the board or committee members, copies of all notices and materials provided to the board or committee members.

POWERS OF DIRECTORS

68	Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Articles 7 and 8. Subject to the Statute, no alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

69	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

70	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

71	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture share, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

72	The office of a Director shall be vacated if:

72.1	a Director gives notice in writing to the Company that he or she resigns the office of Director;

72.2	the Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally;

72.3	the Director is found to be or becomes of unsound mind; or

72.4	any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by such specified group of Members in like manner in accordance with Article 67, given at an extraordinary general or class meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the board of Directors caused as a result of one or more of the events set out in Article 72.1 to 72.3 of any such Director who shall have been elected by a specified group of Members, may be filled by, and only by, the vote of the holders of a majority of the Shares of such specified group of Members given at an extraordinary general or class meeting of such Members or by an action by written consent, unless otherwise agreed upon among such specified group of Members.

PROCEEDINGS OF DIRECTORS

73	A Director may by a written instrument appoint an alternate who need not be a Director and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the board of Directors five (5) or more Directors (or their respective alternates), including at least one (1) Series A Preferred Director, at least one (1) Series B Preferred Director, at least one (1) Series C Preferred Director, at least one (1) Series D Preferred Director and at least one (1) Ordinary Director, elected in accordance with Article 67 shall be necessary and sufficient to constitute a quorum, and the vote of all Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles (including but not limited to Article 7.4(b)). If a quorum shall not be present at any meeting of the board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present. Notwithstanding the foregoing, if at any time a duly convened meeting of board of Directors fails to get a quorum due to the absence of any Director for two (2) consecutive times, the third duly convened meeting of board of Directors could get a quorum, even without the presence of the majority of the number of Directors.

74	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

75	A Person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

76	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

77	Meetings of the board of Directors may be called by the president or chief executive officer on forty-eight (48) hours’ notice to each Director, either personally, by telephone or by mail; meetings shall be called by the president, chief executive officer or the secretary in like manner and on like notice on the written request of one (1) Director unless the board consists of only one Director; in which case meetings shall be called by the president, chief executive officer or secretary in like manner or on like notice on the written request of the sole Director.

78	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

79	Subject to Article 67, the Directors may elect a chairman of their board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

80	All acts done by any meeting of the Directors or of a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

81	A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

82	Subject to Article 85, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

83	Subject to Article 85, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such firm shall be entitled to remuneration for professional services as if such Director were not a Director.

84	Subject to Article 85, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

85	No Person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

MINUTES

86	The board of Directors shall have a secretary to handle all shareholders and board meetings. The secretary shall be responsible for delivering the minutes of all board meetings and shareholders meeting to all members of the board of Directors and all shareholders within five (5) working days after the relevant meeting. The secretary shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

87	The Directors may approve the delegation of any of their powers to any committee consisting of one or more Directors. The Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Directors. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Directors when required. The Directors may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

88	The Directors may establish any committees, local boards or agencies or appoint any Person to be a manager or agent for managing the affairs of the Company and may appoint any Person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

89	The Directors may by power of attorney or otherwise appoint any Person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

90	The Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

91	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

92	The Company in a general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

REMUNERATION OF DIRECTORS

93	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other. The Company shall also provide customary director insurance coverage for Directors.

94	The Directors may by resolution approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director. Notwithstanding the foregoing, the Company shall reimburse all expenses to the Investors related to all activities of the board of Directors, including but not limited to attending the board of Directors for Preferred Shares and observers. Notwithstanding the above, the Preferred Directors and the observer shall be entitled to reimbursement from the Company for all reasonable expenses incurred in their service as Directors or observer.

SEAL

95	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

96	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

97	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

98	Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

99	All dividends and distributions shall be declared and paid according to the provisions of Articles 7 and 8.

100	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

101	Subject to the provisions of Articles 7 and 8, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

102	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

103	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

104	Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

105	The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

106	The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting.

107	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law. The Company shall cause all books of account to be maintained for a minimum period of five years from the date on which they were prepared.

AUDIT

108	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

109	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

110	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

111	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by next-day or second-day courier service, fax or electronic mail or similar means to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member).

112	Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by electronic mail, service shall be deemed to be effected by transmitting the electronic mail to the electronic mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent and it shall not be necessary for the receipt of the electronic mail to be acknowledged by the recipient.

113	A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

114	Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

115	Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

116	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed in accordance with Articles 7 and 8.

117	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Articles 7 and 8, determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

118	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or wilful default, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the wilful neglect or wilful default of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of Directors. The right to indemnification conferred in this Article 118 shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

119	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own wilful neglect or wilful default respectively.

FINANCIAL YEAR

120	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and, following the year of incorporation, shall begin on 1 January in each year.

TRANSFER BY WAY OF CONTINUATION

121	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.